UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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THE E.W. SCRIPPS COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Shareholder:
We are writing to recommend that you vote in favor of your Board’s three highly qualified nominees at The E.W. Scripps Company 2018 Annual Meeting of Shareholders on May 10, 2018. Please use the enclosed WHITE proxy card to vote “FOR” each of the Board’s nominees: Lauren R. Fine, Roger L. Ogden and Kim Williams. Please date, sign and return the WHITE proxy card in the envelope provided to you, or use the telephone or internet method of voting described on your WHITE proxy card.

THE E.W. SCRIPPS COMPANY’S BOARD AND MANAGEMENT HAVE A CLEAR STRATEGY AND ARE TAKING ACTION TO MAXIMIZE REVENUE, CASH FLOW AND VALUE FOR ALL SHAREHOLDERS

Your Board and management are executing on the strategy first outlined in August 2017. To improve scale, strengthen margins and grow cash flow in our Local Media business and to unlock long-term sustainable value through increased growth across our National Media business, we are:

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Restructuring and reorganizing our businesses according to the markets they serve, bolstering the performance of our broadcast television station portfolio in our Local Media segment, and in our National Media segment, appropriately cultivating our fast-growing businesses;

•	Streamlining our Local Media segment and corporate cost structures to yield more than $30 million in annual savings, enhancing broadcast cash flow;

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Strengthening our broadcast television portfolio through a buy-sell-swap station acquisition strategy that takes advantage of ownership regulation changes and allows us to assemble the best-performing portfolio possible; in the last five years we’ve added TV stations in a number of lucrative markets, including Nashville, Denver and Las Vegas;

•	Pursuing a sale of our radio business to further optimize our asset portfolio and allow us to focus on our core businesses, and;

•	Investing in our national brands to fully capture the potential in our National Media business, which we see as a long-term growth engine with significant opportunity for value creation.

Only seven months into the implementation of our strategy, we have made substantial progress toward delivering stronger growth and enhanced value for our shareholders:

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In the Local Media segment, we anticipate margin and broadcast cash flow growth fueled by retransmission revenue and political advertising in 2018. We expect retransmission revenue to see growth in the mid-teens, and our television stations are well-positioned to play a leading role in the advertising spend associated with the 2018 elections.

•	Our National Media brands are continuing to gain scale and profitability and are well-positioned for margin expansion and long-term growth.

◦	We are attracting national advertising revenue, and our National Media segment saw its first profitable quarter in Q4 2017.

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Newsy grew revenue well over 100 percent in 2017 and finished the year with contracts covering carriage into 26 million cable households, significantly broadening its distribution. By the end of 2018, we expect Newsy to reach 40 million subscribers, and we expect a similar rate of revenue growth.

◦	Our fast-growing Katz networks, acquired in October 2017, are capitalizing on the resurgence of over-the-air viewership and their 90 percent national household reach. We intend to continue to expand

Katz’s distribution footprint and to further convert from direct response to more lucrative general market advertising.

◦
Midroll, a leader in podcasts, achieved 30 percent revenue growth in 2017. Midroll has recently formed content partnerships with the NFL, Oprah Winfrey Network and Marvel Studios. Going forward, we plan to expand our leadership position in the podcast industry by strengthening our presence along the entire podcast supply chain (content creation, monetization and distribution to the listener). We expect revenue growth for 2018 to continue at a similar pace to 2017.

Your Board has a plan in place that we believe will capture significant future revenue opportunity and ensure significant margin improvement.
YOUR BOARD HAS THE RIGHT EXPERIENCE TO OVERSEE OUR STRATEGY
Your Board has the deep industry expertise as well as the diversity of experience necessary to support us in executing on our strategy in order to enhance shareholder value in the near and long term. Our director nominees have strong experience across broadcast and digital media, a clear understanding of industry M&A, and significant financial experience and expertise. Our nominees recognize how the changing media landscape has impacted our industry and are prepared to help us deliver results in the new media ecosystem. Importantly, they also carry first-hand understanding of the shareholder perspective with respect to creating and realizing value.

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Lauren R. Fine: Formerly one of Merrill Lynch’s longest-tenured analysts, Ms. Fine covered the media industry for more than two decades as a sell-side analyst. During that time, she earned a reputation as an out-spoken authority on the media and news industry. Institutional Investor magazine named her to its All-America Research Team from 1994 to 2007 and as the #1 media analyst for eleven of those years. Currently a Partner at wealth management firm Gries Financial LLC., Ms. Fine provides a strong shareholder’s viewpoint to the Board.

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Roger L. Ogden: Mr. Ogden is a leader in the strategy development and operation of broadcast television stations. During his tenure as President and CEO of Gannett Broadcasting, Mr. Ogden also led strategy related to digital platforms and mobile technologies. While at Gannett, he was named Broadcaster of the Year by Broadcasting & Cable Magazine. Today he is president of Krystal Broadcasting, a radio broadcasting company. He has served on the Scripps board since 2008.

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Kim Williams: Having spent 26 years at Wellington Management, Ms. Williams brings to the Board a shareholder’s perspective and a thorough understanding of how companies in and beyond the media industry shape their operational profile, enhancing value for shareholders. During her career at Wellington, Institutional Investor magazine repeatedly recognized Ms. Williams as a "Best of the Buy Side" analyst. While at Wellington, she was responsible for managing $1 billion in client assets. She is a director on the boards of public companies, including Weyerhaueser Company and Xcel Energy, Inc., and has been a director on the Scripps Board since 2008.

YOUR BOARD HAS A STRONG TRACK RECORD OF RETURNING CAPITAL TO SHAREHOLDERS WHILE MAINTAINING A BALANCED APPROACH TO CAPITAL ALLOCATION
Your Board has overseen a disciplined and focused capital allocation strategy.

(1)	Net leverage defined as the ratio of the company’s net debt to a two-year average of its EBITDA, to account for political advertising revenue in election years

(2)	Liquidity defined as revolver availability, plus cash, less outstanding letters of credit

(3)	Figures as of 12/31/2017
GAMCO HAS NOT OFFERED AN ALTERNATIVE STRATEGY TO BUILD LONG-TERM VALUE

We believe the nomination of directors by GAMCO Asset Management Inc. (together with certain of its affiliates and managed entities, “GAMCO”) risks jeopardizing the implementation of Scripps’ strategic plan and is disruptive to the positive steps we have taken to date. GAMCO has failed to provide an alternative strategy for Scripps.

We welcome feedback from all shareholders. It’s regrettable that GAMCO has generally refused our attempts at a constructive dialogue and instead has opted for a time-consuming proxy contest.

VOTE THE ENCLOSED WHITE PROXY CARD TODAY “FOR” ALL OF THE E.W. SCRIPPS CO.’S HIGHLY QUALIFIED DIRECTOR NOMINEES

IF YOU HAVE ALREADY VOTED THE WHITE PROXY CARD, THERE IS NO NEED TO VOTE AGAIN.

Please use the enclosed WHITE proxy card to vote “FOR” each of the Board’s nominees: Lauren R. Fine, Roger L. Ogden and Kim Williams. You are urged to date, sign and return the WHITE proxy card in the envelope provided to you, or to use the telephone or Internet method of voting described on your WHITE proxy card.

Thank you for your continued support as we work to enhance value for all shareholders.

Sincerely,

Rich Boehne
Chairman of the Board

Forward-Looking Statements
Certain statements in this communication may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, are forward-looking statements. These forward-looking statements are based on management's current expectations, and are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in such forward-looking statements. Such forward-looking statements are made as of the date of this communication and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the Company’s Form 10-K on file with the SEC in the section titled “Risk Factors”. The Company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.
Important Additional Information and Where to Find It
The Company has filed a definitive proxy statement on Schedule 14A and form of associated WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2018 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2018 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.scripps.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

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